UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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QUALSTAR CORPORATION

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FOR IMMEDIATE RELEASE

Contacts:

Nicki Andalon	Paul Schulman
Vice President & CFO	Mark Harnett
Qualstar Corporation	MacKenzie Partners, Inc.
(805) 583-7744	(212) 929-5500

QUALSTAR SETS THE RECORD STRAIGHT REGARDING STEVEN BRONSON’S EXPERIENCE AND BKF’S TRUE INTERESTS

Shareholders are Urged to Vote the White Proxy Card to Reject BKF’s Attempt
to Seize Control of the Company to Further its Own Interests

Simi Valley, California--(PR Newswire –June 14, 2012)- Qualstar Corporation (Nasdaq: QBAK) today responded to the communications coming from BKF Capital Group, which is attempting to take complete control of Qualstar’s board with industry outsiders, including Steven Bronson, BKF’s controlling shareholder and CEO.

In support of their take-over attempt, BKF and Bronson are omitting material facts and making inaccurate and misleading statements that are critical for shareholders to consider in making an informed decision in this proxy contest. We believe that once you read the information below, you will conclude that BKF and Bronson should not be trusted with your vote or with Qualstar’s future.

BKF’S CLAIM REGARDING MR. BRONSON’S EXPERIENCE AT MIKRON

Even though Bronson spent only 9 months as CEO of Mikron Infrared Inc., back in 1999, he claims credit for its successful sale that occurred 8 years later, because he allegedly “installed” the management team that sold Mikron in 2007.

THE FACTS:  BKF failed to inform you that:

o
Bronson sued Mikron in May 2003 when Mikron was controlled by the very management team Bronson now takes credit for installing during his brief stint in 1999, and whose accomplishments he now claims are his own.  In response to Bronson’s lawsuit, Mikron stated it did not believe Bronson’s claims had any merit.

o	Bronson sold most of his investment in Mikron by 2004, years before Mikron’s sale in 2007.

Thus, Bronson’s taking credit for Mikron’s sale, years after his involvement, based on the actions of a management team he had previously sued, is hard to swallow.

BKF’S CLAIM REGARDING MR. BRONSON’S EXPERIENCE AT 4NET SOFTWARE AND RIDGEFIELD ACQUISITION CORP.

Bronson claims that when he acquired control of each of 4Net and Ridgefield, they were already shell companies.

THE FACTS: Bronson failed to inform you that:

o
4Net - After Bronson acquired control of 4Net, 4Net attempted to engage in real operations by developing, among other things, content syndication software.  After incurring a net loss of more than $1.1 million in 2001, Bronson shut down 4Net and turned it back into a shell company.  Therefore, contrary to what Bronson told you, Bronson attempted, but failed miserably, in his efforts to run 4Net as an operating company.

o
Ridgefield, previously known as OZO Diversified Automation - In 1996, Bronson installed 2 of Ridgefield’s 4 directors (including the Chairman) on Ridgefield’s Board.  In 1999, with the approval of Ridgefield’s Board (including the 2 directors installed by Bronson) and David Wolenski, a BKF nominee and Ridgefield’s then CEO, Ridgefield sold all of its assets and committed the sale proceeds to developing a robotic device.  However, Ridgefield failed to complete the development of the device and terminated the project in 2000.  After Bronson became the majority shareholder and CEO of Ridgefield in March 2000, he failed to turn Ridgefield into an operating company, which sealed Ridgefield’s fate as a shell company, and instead chose to have Ridgefield pay fees and equity to himself and one of his affiliated companies over the next several years, which culminated in a distribution of Ridgefield’s cash after Bronson had accumulated 82% of Ridgefield’s shares.

BKF’S CLAIM REGARDING THE RISK THAT BKF WILL HAVE TO SELL ITS QUALSTAR SHARES

Bronson wants you to believe that there is only a “risk” that BKF may have to sell off its Qualstar shares because it is an unregistered investment company and that it has alternatives, to a sale of its Qualstar shares, for achieving compliance with the Investment Company Act of 1940 (the “1940 Act”).

THE FACTS:  Bronson failed to inform you about the following critical facts as well as the risks he is asking Qualstar’s other shareholders to take:

o	BKF is, by its own admission, an unregistered investment company operating in violation of the U.S. Investment Company Act of 1940 and the SEC is now aware of this fact.

o
Although Bronson has repeatedly claimed that there are alternatives to a sale by BKF of all of its Qualstar shares, by which BKF can finally achieve compliance with the 1940 Act, Bronson has repeatedly neglected to tell you:

➢
What alternatives it actually has for achieving compliance with the 1940 Act, other than selling off all of its Qualstar shares.   We believe the reason he has not done so is that Bronson knows, but does not want to admit to shareholders, that BKF does not have any practical alternatives for achieving compliance with the 1940 Act other than to sell all of its Qualstar shares.

➢	Moreover, a sale by BKF of the Qualstar shares it owns:

•	Would put immense downward pressure on the price of Qualstar’s shares; and

•
Perhaps even more importantly, would result in a Qualstar Board of Directors who, collectively, would not own a single share of Qualstar stock and, therefore, would have zero alignment with the interests of Qualstar’s shareholders.

➢
BKF has been an unregistered investment company in violation of federal law since at least 2009.  However, after an extensive search of BKF’s public filings, we cannot find any information that would indicate that BKF has ever made an attempt to change itself from an investment company into an operating company which, as a practical matter, is the only alternative, to a sale by BKF of all of its Qualstar shares, for achieving compliance with the 1940 Act.

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➢
As described above, Bronson has a record of turning operating companies into shell companies and never has been able to successfully manage a publicly traded operating company.  As a result, it is highly unlikely that he will be able to turn BKF into an operating company to avoid having to sell all of its Qualstar shares.

Based on the inaccurate statements and the apparent motives of BKF described above, we believe that Bronson’s reason for attempting to take control of Qualstar’s Board is to be able to dividend out a substantial amount of Qualstar’s cash, 18% of which will go to BKF, before BKF is required to sell off its Qualstar shares.

For these reasons, we also believe that shareholders should seriously question whether, if permitted by shareholders to take control of Qualstar, Bronson and his slate can be trusted to operate Qualstar in the interests of all Qualstar shareholders.

THE DECISION IS UP TO YOU:  WHO DO YOU TRUST?

Qualstar shareholders have an opportunity to support the Company’s new initiatives – and protect the value of their investment – by rejecting BKF’s threat to take control of the company.  The Qualstar board unanimously urges all shareholders to discard any GOLD proxy card they may have received from BKF.  Your vote is extremely important, regardless of the number of shares you own.  Whether or not you have already voted BKF’s gold proxy card, please take a moment NOW to vote AGAINST BKF’s proposals by telephone or over the Internet by following the instructions on the WHITE proxy card or by signing, dating and returning the WHITE proxy card.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com.

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